EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  George Bilek
847-827-9880

JUNO LIGHTING, INC.
ANNOUNCES DECLARATION OF ONE-TIME CASH DIVIDEND

Des Plaines, IL, July 1, 2004. Juno Lighting, Inc. (NASDAQ JUNO) announced that its board of directors has declared a one-time cash dividend of $60 million payable to the holders of its common and preferred stock (on an as converted basis). The board of directors set the record date for determining stockholders of record entitled to receive the dividend as July 16, 2004 and the payment date as July 26, 2004. Juno anticipates the amount of the dividend will be $6.86 per share of common stock; however, such amount is subject to change based upon the number of shares of Juno's common and preferred stock outstanding on the record date. The actual per share amount of the dividend will be determined on the record date by dividing $60 million by the sum of the total number of shares of Juno's common stock outstanding on the record date plus the total number of shares of Juno's common stock to which holders of Juno's Series A and Series B preferred stock would be entitled had such holders elected to convert such shares of preferred stock into shares of common stock immediately prior to the record date. The per share dividend amount determined by such method will be rounded down to the nearest whole cent. Based on conferences with representatives of the Nasdaq Stock Market, Juno believes the ex-dividend date for the one-time cash dividend will be determined and fixed by the Nasdaq Stock Market after the actual per share amount of the dividend has been determined.

Juno Lighting, Inc. is a leader in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use. This press release contains various forward-looking statements that are not statements of historical events. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated, indicated or expected. Such risks and uncertainties include: the number of shares of Juno's common and preferred stock outstanding on the record date for the one-time cash dividend, economic conditions generally (including, market interest rates), the condition of financing and capital markets, Juno's ability to comply with the terms of the new credit agreement and satisfy specified financial covenants, levels of construction and remodeling activities, Juno's ability to improve manufacturing efficiencies, disruptions in manufacturing or distribution, product and price competition, raw material prices, Juno's ability to develop and successfully introduce new products, consumer acceptance of such new products, the ability of Juno's new products to perform as designed when utilized by consumers, technology changes, patent issues, exchange rate fluctuations, and other risks and uncertainties. Juno undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.